Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2010, relating to the consolidated financial statements and financial statement schedule of Kimberly-Clark Corporation and subsidiaries (the “Corporation”) (which report expresses an unqualified opinion on those consolidated financial statements and financial statement schedule and includes an explanatory paragraph regarding the Corporation’s adoption of new accounting standards for business combinations and noncontrolling interests in consolidated financial statements effective January 1, 2009, and for fair value measurements effective January 1, 2008) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2009.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 30, 2010